Exhibit 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jeff Worden
412-434-3046

Investors:
Vince Morales
412-434-3740

PPG declares force majeure for products at Lake Charles, La., chemicals complex

PITTSBURGH, Sept. 26, 2005 – As a result of Hurricane Rita, PPG Industries’ Lake Charles chemicals complex is temporarily not operating and PPG today declared a force majeure condition for all of its products manufactured at, and businesses located at, the facility.

The products affected by this force majeure condition include liquid caustic soda, chlorine, Pels dry caustic soda beads, vinyl chloride, ethylene dichloride, ethyl chloride, perchloroethylene, trichloroethylene, 111 trichloroethane, VersaTRANS chlorinated solvents and hydrogen.

The force majeure condition also affects all silica products and liquid sodium silicate produced at the facility.

At present, PPG is assessing the condition of the facility, its ability to obtain needed operational services and materials such as power and water, and the status of third-party logistics providers that have been affected by Hurricane Rita. As a result, the potential duration of this force majeure condition and its impact are unknown.

PPG sales and customer service representatives will be contacting customers to keep them informed of the status of this situation, and to discuss the impact of this situation on PPG’s ability to meet customers’ future product requirements.

Pels and VersaTRANS are trademarks of PPG Industries.

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